Exhibit 99.2

Verrica Pharmaceuticals Announces Dr. Lawrence Eichenfield Joins Board of Directors

– Leading pediatric dermatologist brings significant expertise in the treatment of skin diseases to help inform development of the Company’s product candidates –

WEST CHESTER, Pa., July 23, 2020 (GLOBE NEWSWIRE) — Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions, today announced that Dr. Lawrence Eichenfield, Chief of Pediatric and Adolescent Dermatology, Rady Children’s Hospital, San Diego, CA, is joining the Company’s Board of Directors (the “Board”), effective August 1, 2020. Dr. Eichenfield will replace Dr. Gary Goldenberg who will be stepping down from the Board to assume the role of Verrica’s Chief Medical Officer, which the Company announced separately today.

“Dr. Eichenfield’s research has shaped the field of pediatric dermatology,” said Paul B. Manning, Chairman of the Board, Verrica. “His addition to our Board is extraordinarily valuable as the Company advances VP-102, and we are confident that he will play a critical role in guiding the future development of our pipeline.”

“I am extremely pleased to have the opportunity to join a pioneering company that is advancing the treatment of skin diseases that have a substantial burden,” said Dr. Eichenfield. “I believe Verrica has the capabilities and scientific acumen to be a leader in dermatological therapeutics, and I’m excited to help advance VP-102 and Verrica’s other product candidates, and explore their potential applications for patients.”

Dr. Lawrence Eichenfield is Chief of Pediatric & Adolescent Dermatology at Rady Children’s Hospital in San Diego, California, and is a Professor of Dermatology & Pediatrics, and Dermatology Department Vice-Chair, at UC San Diego School of Medicine. He is board certified in dermatology, pediatric dermatology, and pediatrics. Dr. Eichenfield is the co-founder and co-chair of the Pediatric Dermatology Research Alliance, and has worked with the American Academy of Dermatology as well as the National Institute of Allergy and Infectious Disease to create professional treatment guidelines and shape consensus for multiple dermatological conditions including atopic eczema and dermatitis. He is the recipient of numerous awards, including two Presidential Citations from the American Academy of Dermatology, and was named one of the nation’s top doctors by U.S. News & World Report. Dr. Eichenfield has authored or contributed to more than 400 peer-reviewed journal articles and books, and has served as Editor-in-Chief of the journal Pediatric Dermatology for 12 years. He was also the Principal Investigator for Verrica’s Phase 3 CAMP clinical trial program evaluating the safety and efficacy of VP-102 for the treatment of molluscum.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions. The Company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum. Verrica submitted an NDA for VP-102 for the treatment of molluscum in September 2019. A Complete Response Letter was received from the FDA regarding the NDA for VP-102 on July 13, 2020. If approved, VP-102 will be marketed in the United States under the conditionally accepted brand name YCANTH™. In addition, Verrica has successfully completed a Phase 2 study of VP-102 for the treatment of common warts and is currently conducting a Phase 2 study of VP-102 for the treatment of external genital warts. The Company is also developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. For more information, visit www.verrica.com.

Forward-Looking Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the Company’s expectations with regard to its interactions and communications with the FDA, including its expectation to discuss with the FDA regarding the issues raised in the CRL and the Company’s plans to address them, the potential approval of the NDA for VP-102 following resubmission, the potential benefits and potential approval and commercialization of VP-102 for the treatment of molluscum, and the Company’s plans with respect to planned clinical trials of VP-102 for common warts and VP-103 for plantar warts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, uncertainties related to the COVID-19 pandemic and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2019, Verrica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

A. Brian Davis

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Luke Brown

Solebury Trout

646.378.2944

lbrown@troutgroup.com

Media:

Joshua R. Mansbach

Solebury Trout

646.378.2964

jmansbach@troutgroup.com

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